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                                                              EXHIBIT 99.1

OWENS-ILLIOIS APPOINTS GARY F. COLTER TO BOARD OF DIRECTORS

Toledo, Ohio, September 3, 2002 -- Owens-Illinois, Inc.,(NYSE: OI) today announced that Gary F. Colter has been appointed to serve on the Owens-Illinois Board of Directors effective Sept. 3.

Mr. Colter will serve on the Audit Committee of the Board and will stand for election to a two-year term at the company's annual meeting of share owners in May 2003.

Mr. Colter is currently President of CRS Inc., a management consulting company. Prior to that, he had a distinguished 34-year career with KPMG, becoming a partner in 1975. Most recently, he was Vice Chairman of KPMG Canada. From 1998 to 2000 he served as Managing Partner of Global Financial Advisory Services and was a member of the KPMG International Executive Team. During his career, he has acted on behalf of a wide range of corporations, financial institutions and governments, specializing in restructurings and turnarounds. Mr. Colter is a graduate of the Ivey Business School - University of Western Ontario, and is a Fellow Chartered Accountant.

Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "I am very pleased to welcome Gary Colter to the Owens-Illinois Board of Directors. His breadth of experience and wealth of knowledge will be key assets to our Board in serving our share owners."

Company Profile
Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by O-I include consumer products (blow molded containers, injection molded closures and dispensing systems) and prescription containers.
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